EXHIBIT 11

                     ALBA-WALDENSIAN, INC. AND SUBSIDIARIES
          Calculation of Primary and Fully Dilutive Earnings Per Share
                                  (unaudited)

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                                         Three Month Period Ended          Nine Month Period Ended
                                         Sept. 29,         Oct. 1,         Sept. 29,        Oct. 1,
                                           1996             1995              1996           1995

Primary Earning Per Share
Weighted average number of common
   shares outstanding                   1,867,403         1,864,502        1,867,403       1,864,094
Net Income(Loss)                       $   23,443        $ (728,743)      $  129,386      $ (639,238)

Primary Earning Per Share              $      .01        $     (.39)      $      .07      $     (.34)

Fully Dilutive Earning Per Share
Weighted average number of common
      shares outstanding                1,867,403         1,864,502        1,867,403       1,864,094
Common Stock Equivalents(Options)             138             9,811              457          14,835
                                        1,867,541         1,874,313        1,867,860       1,878,929

Net Income(Loss)                       $   23,443          (728,743)      $  129,386      $ (639,238)

Fully dilutive Earnings Per Share      $      .01       $      (.39)      $      .07      $     (.34)

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